Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of March 1, 2008 (“Effective Date”), by and between Accuride Corporation, a Delaware corporation (“Company”) and Terrence J. Keating (“Executive”).

RECITALS:

A.            In his capacity as President and Chief Executive Officer, Executive entered into a Severance and Retention Agreement on November 28, 2006.  Executive was entitled under the Severance and Retention Agreement to certain payments and benefits upon his termination of employment under the conditions described in the Severance and Retention Agreement.

B.            On October 26, 2007, the Company announced that Executive had decided to retire at the end of 2008 and would discontinue service as the President and Chief Executive Officer of the Company in order to effect a smooth leadership transition, but would otherwise continue working as an employee.

C.            The Company and Executive also agreed that, during calendar year 2008, Executive would continue to serve as Chairman of the Board of Directors (the “Board”) of the Company (“Chairman”) (provided Executive is nominated as a director candidate and to serve as Chairman of the Board and is elected as a director by the Company’s stockholders) and as an officer of the Company.  Executive also would consult with the Company on special projects as requested by the Company’s Chief Executive Officer or the Company’s Board of Directors and

serve as a supplemental resource in managing the Company’s relations with customers and other industry representatives.

D.            Pursuant to a mutual agreement between Executive and the Company, Executive’s role with the Company will change more significantly than the parties initially had anticipated.

E.             As a result, the Company and Executive have decided to enter into this Agreement to set forth in writing their modified agreement with respect to Executive’s new role with the Company (the “Subject Matter”).  The Agreement is intended to supersede and replace in its entirety the Severance and Retention Agreement and to be the sole instrument that governs Executive’s relationship with the Company effective as of the Effective Date.

NOW THEREFORE, in consideration of the premises and the mutual promises set forth below, the Company and Executive agree as follows:

AGREEMENTS:

1.             Active Term.  This Agreement shall become effective on the Effective Date and shall remain in full force and effect until December 31, 2008 (the “Active Term”) at which time this Agreement and Executive’s obligation to provide the Services described in Section 2 and to continue his service as an officer of the Company as described in Section 3 will terminate automatically, unless the Company and Executive agree to extend the Active Term of this Agreement.

The Company may terminate this Agreement prior to the last day of the Active Term, but only for Cause.  In addition, Executive may terminate this Agreement prior to the last day of the Active Term for any or no reason.  If the Company terminates this Agreement for Cause or if Executive terminates this Agreement for any or no reason or dies prior to the last day of the Active Term, no further payments will be due to Executive pursuant to Sections 4 or 5 of this Agreement effective as of the effective date of the Company’s or Executive’s termination of this Agreement or as of Executive’s death, as the case may be.  Subject to Section 9(g), Executive shall continue to receive the payments to which he is entitled under Section 10 in the event the Company terminates this Agreement or the Executive terminates this Agreement for any or no reason.

For purposes of this Agreement, “Cause” shall mean (i) Executive’s continued willful failure, neglect or refusal to perform his duties with respect to the Company or its affiliates which continues beyond ten (10) days after a written demand for substantial performance is delivered to Executive by the Company; (ii) conduct by Executive involving (A) dishonesty, fraud, or breach of trust in connection with Executive’s employment or (B) conduct which would be a reasonable basis for an indictment for a felony or for a misdemeanor involving moral turpitude; (iii) Executive’s willful and continued failure or refusal to follow material directions of the Board of Directors of the Company or any other act of insubordination by Executive; or (iv) willful malfeasance or willful misconduct by Executive which is injurious to the Company, monetarily or otherwise.

Should Company believe that “Cause” exists to terminate Executive, Company shall notify Executive in writing setting forth the specific “Cause” provision and facts upon which the Company is relying under this Agreement or the “cause” provision under any other agreement between Company and Executive.  Executive shall have the option to notify Company in writing within ten (10) days that Executive has elected to voluntarily retire.  If Executive does so, the Company agrees to accept Executive’s voluntary retirement and stop any effort to terminate Executive for “Cause.”

Executive and the Company agree that the covenants and obligations set forth in Sections 9 and 11 of this Agreement shall continue for the periods described in Sections 9 and 11.

2.             Continued Services.  The Company engages Executive, and Executive accepts such engagement to provide the services described in this Section for the Chief Executive Officer of the Company.  The “Services” to be performed by Executive shall include serving as a special industry-related representative of the Company and other duties as may be requested by the Company’s Chief Executive Officer in his discretion or as may be requested by the Board of Directors in its discretion.  Executive may, but will not be required to, perform the Services at the offices of the Company.  However, the Company will provide Executive an office and any administrative travel assistance necessary for the performance of services or in his role as an officer of the Company and/or director throughout the Active Term of this Agreement and any extension thereto.  Any amount of time Executive spends working on industry-related matters or tasks, including those matters or tasks that are not undertaken directly or exclusively on behalf of the Company, will be taken into consideration for purposes of this Agreement and will serve to fulfill Executive’s obligation to perform the Services described in this Section 2.

3.             Continued Service as an Officer.  Executive will continue to serve as an officer and full time employee of the Company during the Active Term of this Agreement.

4.             Compensation for the Services.

(a)           Continued Services.  In consideration for Executive’s performance of the Services described in Section 2 and Executive’s continued service as an officer of the Company, the Company agrees to pay Executive at the rate of One Hundred Twenty Six Thousand Eight Hundred Sixty Three Dollars ($126,863) for the remaining portion of the Active Term to be paid in accordance with the Company’s regular payroll schedule.

(b)          No Additional Compensation/Base Pay.  Except as provided in this Section 4 and in Sections 5, 6 and 10, Executive shall not be entitled to any additional compensation in connection with the performance of the Services hereunder.  For purposes of internal compensation matters, the compensation listed in item 4(a) shall be considered as “Base Pay”.

5.             Reimbursement of Expenses: Access to Company Services.  Executive will be reimbursed by Company for all expenses incurred by Executive that are directly related to the performance of the Services or to his role as Chairman, including reasonable and authorized travel, meals, and other incidental business expenses all in accordance with established Company policies.

6.             Other Benefits.  During the Active Term of this Agreement, Executive will be entitled to the medical benefits to which he was entitled in his former capacity as President and Chief Executive Officer of the Company, subject to any changes applicable to all Company employees (e.g., premium increases).  In addition to the medical benefits specified in the preceding sentence, Executive will be entitled to certain other benefits or awards to which he was entitled in his former capacity as President and Chief Executive Officer of the Company in accordance with and subject to the terms of such benefit plans.   Those benefits include but are not limited to the Mayo Executive Plan, Accuride Retirement Plan, and Cash Balance Plan.  The Company acknowledges that, subject to the terms of the applicable plan, Executive is also entitled to compensation earned in 2007 under the Cash Balance Plan, AICP Bonus, and the Profit Sharing Plan, all payable in 2008.  In addition, subject to the terms of the applicable plan, the Executive will be entitled to any Cash Balance payment earned in 2008, even though such plan may not be paid until 2009.  In addition, Company acknowledges that Executive is entitled to continued vesting in any outstanding equity award grants pursuant to the terms of the granting documents, and Executive may be awarded an equity grant in 2008 in an amount to be determined within the discretion of the Compensation Committee of the Board.  Notwithstanding any provision to the contrary, Executive will no longer be eligible to receive any benefits or payments under the Retirement Allowance Policy or under the Executive Life Insurance Program.

Executive’s right to vest and/or exercise any outstanding equity awards, including those granted on June 14, 2007, December 19, 2006, April 26, 2005 and March 8, 2004, and any other subsequently issued award agreements, during the Active Term and thereafter shall be governed by the terms of the applicable award agreements.  Eligibility for any other benefits during and after the Active Term shall be governed by the terms of the applicable agreement.

Executive agrees to use all accrued vacation days prior to his retirement, and further agrees that no unused vacation days will be “cashed out” by the Company upon Executive’s retirement.

7.             Employment Status.  Executive will remain an employee of the Company throughout the Active Term of this Agreement.

8.             Withholding.  The Company is authorized to withhold from any payments due to Executive under the terms of this Agreement any amounts required by applicable federal, state or local law.

9.             Non-Compete and Non-Solicitation Covenants.

(a)           Covenant Not to Compete.  During the Active Term of this Agreement and throughout the “Restriction Period,” Executive agrees that he will not, without the express written consent of the Company, provide services to any “Competitor.”  For this purpose, the term “Competitor” means and includes (i) those companies to be identified on a disclosure letter provided concurrently herewith, and acknowledged by Executive, as it may be amended from time to time; and (ii) any other person, firm, corporation, partnership or other business entity that is engaged in any manner in the sale, distribution or manufacture within the “Restricted Area” of commercial vehicle components.  For example, if a foreign entity manufactures commercial vehicle components outside of the Restricted Area, but sells or distributes those components within the Restricted Area, the foreign organization is considered a “Competitor” for purposes of this Section 9.  For purposes of this Section, Executive will be considered to be providing services to any Competitor if he becomes an owner, a partner or a shareholder in, or if, either directly or indirectly, he becomes employed by, acts as a consultant to, or becomes associated or affiliated in any other capacity with, any Competitor.  Notwithstanding the foregoing, Executive will not be considered to be providing services to any Competitor if he acquires stock representing less than 1% of the outstanding stock of any publicly traded corporation or if he serves on the Board of Directors of Dana Corporation.

(b)          Restriction Period.  For this purpose, the “Restriction Period” begins on the Effective Date and ends at the later of (i) the end of the 36th month following the expiration of the Active Term of this Agreement, (ii) the end of the 12 month period after the date that the Executive is no longer a member of the Board of Directors of the Company or (iii) if a court of competent jurisdiction concludes that such periods are longer than necessary to protect the Company’s business interests, then the parties agree that the Restriction Period will end at the end of the longest of the following number of months following the end of the Active Term that the court determines to be reasonable: 24, 23, 22, 21, 20, 19, 18, 17, 16, 15, 14, 13, 12, 11, 10, 9, 8, 7, 6, 5, 4, or 3.

(c)           Restricted Area.  For purposes of this Section, the term “Restricted Area” means the United States of America.  If a court of competent jurisdiction determines that the entire United States of America constitutes a larger area than necessary to protect the Company’s business interests, the parties agree that the Restricted Area will be the largest of the following areas that the court determines to be reasonable: all states in which the Company does business as of the date of this Agreement; all states in which Executive performed services while employed by the Company; the United States of America east of the Mississippi River; the State of Indiana; the County of Vanderburgh; or the City of Evansville.

(d)           Non-Solicitation Covenants.  For a period beginning on the Effective Date and ending on the last day of the 36th month following the last day of the Active Term of this Agreement (the “Non-Solicitation Period”), Executive agrees that he will not (directly or indirectly through others): (i) solicit, contract with, or attempt to contract with any entity engaged in the commercial vehicle component industry with which the Company has contracts at the time of the termination of this Agreement or with any entity engaged in the commercial vehicle component industry with which Executive knows or reasonably should know the Company intends to enter into a contract in the future; or (ii) solicit or attempt to solicit away from the Company any officer, employee or agent of the Company.  In addition, Executive agrees that, during the Non-Solicitation Period, he will avoid all circumstances and actions which would place Executive in a position of divided loyalty with respect to Executive’s obligations in connection with this Agreement.  If a court of competent jurisdiction concludes that the 36-month Non-Solicitation Period is longer than necessary to protect the Company’s business interests, then the parties agree that the Non-Solicitation Period will end at the end of the longest of the following number of months following the end of the Active Term that the court determines to be reasonable: 24, 23, 22, 21, 20, 19, 18, 17, 16, 15, 14, 13, 12, 11, 10, 9, 8, 7, 6, 5, 4, or 3.

(e)           Reformation of Covenants.  The parties agree that the scope of any provision of this Section may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any court of competent jurisdiction determines that any portion of this Section is invalid or unenforceable, the remainder of this Section will not thereby be affected and will be given full effect without regard to invalid portions.

(f)            Reasonableness of Covenants.  Executive hereby acknowledges and agrees that the covenants and obligations made and undertaken in this Section 9 are fair and reasonable with respect to duration, geographic area and scope of activity, and do not (and shall not) prevent Executive from earning a living.  Executive hereby covenants that he shall not, directly or indirectly, initiate or participate in any action or proceeding or otherwise do or cause to be done any act or thing to cause any such covenant or obligation to be terminated, cancelled, voided, nullified, reduced in scope or effect or otherwise declared unenforceable.

(g)           Breach of Covenants.  If Executive breaches the covenant not to compete contained in paragraph (a) or the non-solicitation covenants contained in paragraph (d), Executive agrees that the Company will suffer irreparable harm and damage and, in addition to (and without limiting) any other remedy or right the Company may have: (i) the Company will have the right to an injunction against Executive issued by a court of competent jurisdiction enjoining such breach; (ii) if Executive is to receive any payments or benefits pursuant to Sections 4, 5, 6 or 10 or any other provision of this Agreement in the future, the Company has the right to forfeit any future benefits or payments to which Executive is entitled to compensate the Company for injury by reason of such breach, provided, however, retiree medical benefits shall not be subject to forfeiture; and (iii) the Company may demand, and Executive agrees to repay within thirty (30) days of receipt of such demand, all amounts the Company has paid to Executive pursuant to Section 10 of this Agreement.  Executive and the Company agree that the foregoing remedies are reasonable and necessary for the protection of the Company’s goodwill and recognize that in the event of a breach of the foregoing restrictions, it will be impossible to ascertain or estimate the entire or exact cost, damage or injury that the Company may sustain by reason of such breach.

10.           Compensation for Non-Compete and Non-Solicitation Covenants.  In consideration for Executive’s agreement to be bound by the terms of the covenant not to compete and the non-solicitation covenants described in Section 9 throughout applicable periods of restriction, the Company agrees to pay to Executive an amount equal to Five Hundred Sixty Thousand Dollars ($560,000) to be paid at a rate of $28,000 on the 15th and last day of each month beginning in March 2008 and continuing through December 31st, 2008.

11.           Confidentiality and Non-Disclosure.  Executive acknowledges and agrees that information Executive acquired about the Company during his employment with the Company or that may be furnished to Executive during the Active Term of this Agreement is subject to all of the terms and provisions of any separate confidentiality and non-disclosure agreements previously executed by Executive, including without limitation the Agreement to Assign Inventions and Maintain Secrecy, executed by Executive on December 2, 1996, each of which shall continue in effect and survive pursuant to its terms.

12.           Compliance with Laws.  Executive shall perform and expressly warrants that he shall perform the Services required by this Agreement in accordance with currently approved or accepted methods or practices in the industry for the nature of the services involved and in accordance with all applicable federal, state and local laws, statutes, regulations, rules and ordinances, as amended from time to time.

13.           Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any of its affiliates to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or any affiliate would be required to perform it if no such succession had taken place.  As used in this Agreement the term “Company” shall mean Accuride Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

14.           Binding Agreement: Assignment.  This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  No rights of any kind under this Agreement shall, without the written consent of the Company, be transferable or assignable by Executive or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary.

15.           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known address of Executive and to the business address of the Company, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Chief Executive Officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The obligations of the Company that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

17.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Alternative Dispute Resolution.

(a)          Mediation.  Unless otherwise provided herein (such as in Section 9), any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 19(d).  Notwithstanding the foregoing, both Executive and the Company may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 19.  Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of the Company, or at Executive’s last known residence address, respectively.  The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought.  The mediation hearing will occur at a time and place convenient to the parties in Evansville, Indiana, within thirty (30) days of the date of selection or appointment of the mediator.

(b)          Arbitration.  In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 19(d).  The mediator shall not serve as arbitrator.  TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY THE COMPANY OR A REPRESENTATIVE OF THE COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.  The arbitration hearing shall occur at a time and place convenient to the parties in Evansville, Indiana, within thirty (30) days of selection or appointment of the arbitrator.  If the Company has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

(c)          Damages.  In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may award damages consistent with the applicable statute.  In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d)          Selection of Mediators or Arbitrators.  The parties shall select the mediator or arbitrator from a panel list made available by the AAA.  If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five mediators or arbitrators obtained by the Company from AAA.  Executive shall have the first strike.

20.           Expenses and Interest.  If a good faith dispute shall arise with respect to the enforcement of Executive’s rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and Executive is the prevailing party, Executive shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by Executive calculated at the rate of interest announced by Citibank from time to time as its prime rate from the date that payments to Executive should have been made under this Agreement.  Any reimbursement of fees, costs and disbursements to which Executive is entitled pursuant to this Section 20 shall be paid by the Company, if at all, on or before December 31 of the calendar year following the year in which Executive incurred the fees, costs and disbursements for which Executive is entitled to reimbursement.  The fees, costs and disbursements reimbursed in one calendar year will not affect the fees, costs and disbursements eligible for reimbursement by the Company in a different calendar year.  The right to reimbursement under this Section 20 is not subject to liquidation or exchange for any other benefit.  It is expressly provided that the Company shall in no event recover from Executive any attorneys’ fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Company and Executive.  The Company has concluded that the reimbursement payments the Company has agreed to make pursuant to this Section 20 may be subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (“Code”).  To ensure that the payments under this Section 20 comply with Section 409A, the payments are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § l.409A-3(i)(1)(iv).

21.           Payment Obligations Absolute.  The Company’s obligation to pay to Executive the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that the Company may apply amounts payable under this Agreement to any debts owed to the Company by Executive at the end of the Active Term.  All amounts payable by the Company in accordance with this Agreement shall be paid without notice or demand.  If the Company has paid to Executive more than the amount to which Executive is entitled under this Agreement, the Company shall have the right to recover all or any part of such overpayment from Executive or from whomsoever has received such amount.

22.           Entire Agreement.  This Agreement sets forth the entire agreement between Executive and the Company concerning the Subject Matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of the Company relating to the Subject Matter.  Except as provided herein, any prior agreements or understandings with respect to the Subject Matter set forth in the aforementioned agreements are hereby terminated and canceled, including without limitation any Severance and Retention Agreement between Executive and the Company in effect as of the Effective Date of this Agreement.

23.           No Rights in Any Property of the Company.  The undertakings of the Company constitute merely the unsecured promise of the Company to make payments as provided for herein.  No property of the Company shall, by reason of this Agreement, be held in trust for Executive, his spouse or any other person, and neither Executive nor his spouse or any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in any property of the Company.

24.           Facility of Payment.  If the Company shall find that any person to whom any amount is payable hereunder is unable to care for his affairs, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine.

25.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.  Venue for any cause of action arising under this Agreement shall be in Vanderburgh County, Indiana, USA.

26.           Amendments.  This Agreement may be amended at any time by a written agreement executed by the Company and Executive.

In witness whereof, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

ACCURIDE CORPORATION

By:	/s/ John R. Murphy
President and CEO

/s/ Terrence J. Keating